                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                WYANT CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    New York
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   11-2236837
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

100 Readington Road, P.O. Box 8609, Somerville, NJ      08876
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)              (Zip Code)

                  Wyant Corporation 1991 Stock Option Plan and
                   Wyant Corporation 1997 Stock Incentive Plan
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

             John C. Zisko, Assistant Secretary, Wyant Corporation,
            100 Readington Road, P.O. Box 8609, Somerville, NJ 08876
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)


                                 (908) 707-1800
--------------------------------------------------------------------------------
          Telephone Number, Including Area Code, of Agent for Service.

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                         Proposed                 Proposed
        Title of                                          Maximum                  Maximum                     Amount
       Securities                  Amount                Offering                 Aggregate                      of
          to be                     to be                Price Per                Offering                  Registration
       Registered                Registered                Share                    Price                        Fee
--------------------------------------------------------------------------------------------------------------------------------
         Common                                                 *                         *
          Stock
       (par value                  550,000                $5.50                 $3,025,000                    $916.67
       $0.01 per
         share)

================================================================================================================================

 *Of the 550,000 shares available under the Plans, as of the date hereof, options with respect to an aggregate of 396,000 shares have been issued and 154,000 shares remain available for the grant of


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future awards. The proposed maximum offering price listed above has been determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and represents the sum of (i) the aggregate exercise price of all options granted to date under the Plans plus (ii) the product of the remaining shares available under the Plans multiplied by a per share price of $5.50, the last sale price per share as reported by the Nasdaq National Market System on March 19, 1997.

                                     Part II
               Information Required in the Registration Statement


Item 3.           Incorporation of Documents by Reference

         The following documents are incorporated by reference in this registration statement:

                  (a) The Registrant's annual report on Form 10-K and on Form 10-K/A for the fiscal year ended December 31, 1995, and the Registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and on Form 10-Q/A for the quarter ended September 30, 1996;

                  (b) The description of the Registrant's Common Stock contained in a registration statement of the Registrant filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the respective dates on which such documents are filed.

Item 4.           Description of Securities

         Not required, inasmuch as the Registrant's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel

         None.

Item 6.           Indemnification of Directors and Officers

         Article XII of the Registrant's by-laws provides as follows:

         1.       INDEMNIFICATION.

                  The corporation shall indemnify each person made or

                                        3


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         threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the corporation, or, while a director or officer, serves or served, at the request of the corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the corporation has given its prior consent to such settlement or other disposition, such consent not to be unreasonably withheld.

         2.       ADVANCEMENT OF EXPENSES.

                  The corporation shall advance or promptly reimburse upon request any director or officer seeking indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled.

         3.       NON-EXCLUSIVITY.

                  Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or to advancement of expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.



                                        4


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         4.       CONTINUATION OF RIGHTS; RETROACTIVITY.

                  Anything in these by-laws to the contrary notwithstanding, no elimination or amendment of this by-law adversely affecting the right of any person to indemnification or to advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights under this by-law arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day. This by-law shall be given retroactive effect and the full benefits hereof shall be available in respect of any alleged or actual occurrences, acts or failures to act prior to the date of the adoption of this by-law.

                  The corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director or officer of the corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives. The right to indemnification or advancement of expenses under this by-law shall be a contract right.

         5.       INDEMNIFICATION AGREEMENTS.

                  The corporation is authorized to enter into agreements with any of its directors or officers to reflect or confirm the rights and benefits contained in this by-law and to extend other additional rights to indemnification and to advancement of expenses to any such person to the fullest extent permitted by applicable law, and to set forth procedures for any such person to obtain advancement of expenses and indemnification and, pending determination of entitlement to indemnification, interim protection, but the existence of any such agreement or the failure to enter into any such agreement shall not adversely affect or limit the rights of any such person pursuant to this by-law, it being expressly recognized hereby that all directors and officers of the corporation, by serving as such are acting in reliance on the corporation indemnifying them to the maximum extent permitted by law and authorized by this by-law, and that the corporation is estopped to contend otherwise.

                                        5


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         6.       SEVERABILITY.

                  In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the corporation to afford advancement of expenses and indemnification to its directors and officers, acting in such capacities or in the other capacities referred to herein, to the fullest extent permitted by law.

         7.       SUCCESS ON THE MERITS; AUTHORIZATION.

                  To the extent a person has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this by-law or in any claim, issue or matter thereon shall be entitled as a matter of right to indemnification as authorized in such paragraph without any determination of entitlement to indemnification by the corporation. Except as provided in the preceding sentence or in an agreement or as ordered by a court, any indemnification under this by-law shall be made by the corporation if authorized in the specific case:

                  (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the first paragraph of this by-law, or,

                  (2) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs:

                           (a) By the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this by-law has been met by such director or officer, or

                           (b) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such paragraph.



                                        6


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         8.       MISCELLANEOUS.

                  For the purposes of this by-law, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "corporation" shall include any legal successor to the corporation, including any corporation which acquires all or substantially all of the assets of the corporation in one or more transactions.

                  Any indemnification under this by-law shall also include reasonable expenses, including attorneys' fees, incurred by any person to enforce such person's rights to indemnification and advancement of expenses.

                  Nothing in this by-law shall restrict and the corporation shall retain the power and the authority to indemnify or advance expenses to, make indemnification agreements and arrangements with, or maintain insurance on behalf of any employee or agent of the corporation or any person (whether or not a director, officer, employee or agent of the corporation) who serves at the request of the corporation in any capacity with any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 7.           Exemption from Registration Claimed

         Not applicable.

Item 8.           Exhibits

         Exhibit No.:

         (5)          -        Opinion of Winthrop, Stimson, Putnam & Roberts

         (24)(a)      -        Consent of Winthrop, Stimson, Putnam & Roberts
                               (included in Exhibit (5))

         (24)(b)      -        Consent of Arthur Andersen LLP

         (25)         -        Powers of Attorney



                                        7


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Item 9.           Undertakings

         (1)      The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to
                  Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall

                                        8


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         be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg, County of Somerset and the State of New Jersey, on the 20th day of March, 1997.

                                         WYANT CORPORATION (Registrant)


                                         By: /s/ Joseph H. Weinkam, Jr.
                                            ----------------------------------
                                                Joseph H. Weinkam, Jr.
                                         President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                                       Title               Date
                                       -----               ----

Donald C. MacMartin                    Director            March 20, 1997
(Board Chairman & CEO)

James A. Wyant                         Director            March 20, 1997
(Vice Chairman and
Secretary)

                                        9


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Joseph H. Weinkam, Jr.                 Director            March 20, 1997
(President and Chief
Operating Officer)

Gerald W. Wyant                        Director            March 20, 1997
(A Director)

John B. Wight                          Director            March 20, 1997
(A Director)

Jane M. Curtis                         Director            March 20, 1997
(A Director)

Nicholas A. Gallopo                    Director            March 20, 1997
(A Director)

Thomas R.M. Davis                      Director            March 20, 1997
(A Director)

Donald C. MacMartin                    Chairman of the     March 20, 1997
                                       Board and Chief
                                       Executive Officer

Marc D'Amour                           Vice President,     March 20, 1997
                                       Chief Financial
                                       Officer and Chief
                                       Accounting Officer



By: /s/ Joseph H. Weinkam, Jr.
   ----------------------------------
   (Attorney-in-Fact)

                                       10


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                                  EXHIBIT INDEX


                                                              Sequentially
                                                              Numbered
Exhibit                 Description                           Page
-------                 -----------                           -------------


(5)         -           Opinion                                       12

(24)(a)     -           Consent of Winthrop, Stimson,
                        Putnam & Roberts
                        (included in Exhibit (5))

(24)(b)     -           Consent of Arthur Andersen LLP                14


(25)        -           Powers of Attorney                            15


                                       11